                    MARKETING COORDINATION AND ADMINISTRATIVE

                                SERVICE AGREEMENT

     THIS AGREEMENT entered into by and between Sun Life Assurance Company of Canada (U.S.) ("Sun Life (U.S.)"), a Delaware corporation and Sun Investment Services Company, a Delaware corporation ("Sun Investment").

                                   WITNESSETH

     WHEREAS Sun Life (U.S.) proposes to issue and offer for sale certain life insurance products (the "Plans") which are deemed to be securities under the Securities Act of 1933 ("33 Act"); and

     WHEREAS Sun Investment is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("34 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS Sun Investment proposes to coordinate the marketing of the Plans and to perform certain administrative services in conjunction with the Plans.

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                                     I

                                  THE PLANS

A.   TYPE OF PLANS

     The Plans issued by Sun Life (U.S.) to which this Agreement applies are listed in Exhibit A. Exhibit A may be amended from time to time as agreed upon by Sun Life (U.S.) and Sun Investment.

B.   SUSPENSION/RESTRICTION

     Sun Life (U.S.) may, at its option and at its sole discretion, suspend or restrict in any manner the sale or method of distribution of all or any of the Plans, including sales by all or any individuals licensed to sell Sun Life (U.S.)'s products. If any suspension or restriction is required by any regulatory authority having jurisdiction, written notice shall be given to Sun Investment immediately upon receipt by Sun Life (U.S.) of notice of such required suspension or restriction. In all other cases, Sun Life (U.S.) will provide thirty (30) days' prior written notice to Sun Investment of any such suspension or restriction.

C.   PLAN CHANGES

     Sun Life (U.S.) may, at its option and at its sole discretion, amend, add or delete features of all or any of the Plans. In the event of any such amendment, addition or deletion, Sun Life

                                     2
(U.S.) will provide written notice of such change to Sun Investment. If the change is required by any regulatory authority having jurisdiction, written notice shall be given to Sun Investment immediately upon receipt by Sun Life (U.S.) of notice of such required change. In all other cases, Sun Life (U.S.) will provide written notice at least thirty (30) days' prior to the effective date of such change.


                                    II

                MARKETING COORDINATION AND SALES ADMINISTRATION

A.   GENERAL DISTRIBUTOR

     Sun Investment is hereby appointed by Sun Life (U.S.) as the General Distributor of the Plans. Sun Investment shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and the NASD and shall be licensed or registered as a securities broker-dealer in those jurisdictions where the performance of the duties contemplated by this Agreement would require such licensing or registration.

B.   DISTRIBUTION AGREEMENTS

     Sun Investment will distribute the plans pursuant to a Corporate Markets Variable Life Insurance Sales Agreement (the "Distribution Agreement"), substantially in the form attached as Exhibit B. No Commission Schedule attached to any Distribution Agreement may provide for commission payments in excess of specified maximums established by Sun Life (U.S.) from time to time. Sun Investment shall retain copies of all executed Distribution Agreements and all correspondence, memoranda and other documents relating to the Distribution Agreements.

C.   SALES REPRESENTATIVES/REGISTERED REPRESENTATIVES

     1.   APPOINTMENT AND TERMINATION

          (a) Sun Life (U.S.) hereby designates Sun Investment as its agent to appoint and dismiss individuals as sales representatives of Sun Life (U.S.) in those jurisdictions in which Sun Life (U.S.) transacts an insurance business. Sun Life (U.S.) reserves the right to terminate any and all such designations and will provide written notice of any such termination to Sun Investment concurrently with notice to the particular regulatory authority.

          (b) Appointments and/or dismissals of individuals as sales representatives of Sun Life (U.S.) shall be made on forms supplied by regulatory authorities having jurisdiction or by Sun Life (U.S.), as the case may be. All such appointments and dismissals shall be subject to all applicable laws, rules and regulations and to such written instructions and rules as Sun Life (U.S.) may establish from time to time. Sun Investment shall retain copies of all completed forms appointing and/or dismissing agents and all related correspondence, memoranda and other documents.

          (c) Sun Investment shall maintain current lists of sales representatives of Sun Life (U.S.) which it has appointed.

          (d) Sun Life (U.S.) shall pay all necessary appointment fees (initial and renewal) and other expenses of any type incurred by Sun Investment with respect to licensing and appointment of individuals as sales representatives of Sun Life (U.S.).

          (e) Sun Life (U.S.) shall be responsible for determining that any individual soliciting applications for Plans is: (i) properly licensed with state insurance regulatory authorities; (ii) appointed as a sales representative of Sun Life (U.S.); (iii) properly licensed under all applicable securities laws; (iv) associated as a registered representative with a broker/dealer registered under the 34 Act and a NASD member and which has executed a Distribution Agreement; and (v) covered by a fidelity bond which provides for claim payments to be made to Sun Life (U.S.) and Sun Investment, as their interests may appear.

     2.   TRAINING OF SALES REPRESENTATIVES/REGISTERED REPRESENTATIVES

          Sun Investment shall train sales representatives of Sun Life (U.S.) which it has appointed to properly solicit applications for the Plans.

     3.   SUPERVISION OF SALES REPRESENTATIVES/REGISTERED REPRESENTATIVES

          Sun Investment shall coordinate the supervision of the sales representatives of Sun Life (U.S.) associated with other broker-dealers in connection with the offering and sale of the Plans. Sun Investment will establish such rules and procedures as may be necessary to insure proper supervision of the sales representatives/registered representatives.

     4.   SALES ASSISTANCE TO SALES REPRESENTATIVES/REGISTERED REPRESENTATIVES

          Sun Investment shall provide sales assistance to sales representatives of Sun Life (U.S.) which it has appointed. This sales assistance shall include, but not be limited to, assistance from home office personnel through its telecommunications systems. In addition, Sun Investment shall provide broker/dealers and sales representatives with sufficient quantities of sales promotional materials, prospectuses, sample Plans, applications and any necessary service forms.

     5.   PAYMENT OF COMMISSIONS

          All commission payments required to be made pursuant to the Distribution Agreements shall be made by Sun Investment as agent for Sun Life (U.S.) or by Sun Life (U.S.) directly. Sun Life (U.S.) will fund a commission account to make these payments. Sun Life (U.S.) acknowledges that this function may be delegated by Sun Investment, subject to the prior approval of Sun Life (U.S.).

D.   SALES MATERIAL AND OTHER DOCUMENTS

     1.   SUN INVESTMENT RESPONSIBILITIES

          Sun Investment shall be responsible for:

          (a) the approval of promotional material by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., where required.

     2.   SUN LIFE (U.S.)'S RESPONSIBILITIES

          Sun Life (U.S.) shall be responsible for:

          (a) providing Sun Investment with sufficient quantities of prospectuses regarding Plans and separate accounts, Plans (including endorsements), applications and sample Plans for sales training purposes.

          (b) the design and printing of all promotional material for the Plans.

          (c) the approval of promotional material by state and other insurance regulatory authorities.

E.   ADVERTISING

     Sun Investment shall not print, publish or distribute any advertisement, circular or any document relating to the Plans or relating to Sun Life (U.S.) unless such advertisement, circular or document shall have been approved in writing by Sun Life (U.S.). Neither Sun Life (U.S.) nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or any document relating to the Plans or relating to Sun Investment unless such advertisement, circular or document shall have been approved in writing by Sun Investment. However, nothing herein shall prohibit any person from advertising annuities in general or on a generic basis.

F.   SALES RECORDS - PRODUCTION REPORTS

      Sun Investment shall provide Sun Life (U.S.) with such reports and materials relative to the marketing and distribution of Plans as may reasonably be required by Sun Life (U.S.), in the furtherance of its insurance business.

G.   BOOKS, RECORDS AND SUPERVISION

     1.   BOOKS AND RECORDS

          Sun Investment may request that all or some of the books and records required to be maintained by it as a registered broker/dealer in connection with the offer and sale of the Plans be prepared and maintained by Sun Life (U.S.). Sun Life (U.S.) agrees to prepare and maintain such books and records at its cost upon request, and agrees that such books and records are the property of Sun Investment, that they will be made and preserved in accordance with Rules 17a-3 and 17a-4 under the 34 Act and that they will be subject to examination by the SEC in accordance with Section 17(a) of the 34 Act.

     2.   SUPERVISION

          Sun Investment has and assumes full responsibility for the securities activities of all persons associated with Sun Life (U.S.) who maintain books and records on its behalf. Sun Life (U.S.) acknowledges that Sun Investment has full responsibility for all such persons in connection with their training, supervision and control as contemplated by the 34 Act.

H.   ASSIGNMENT OF DUTIES

          Sun Life (U.S.) acknowledges that Sun Investment may assign all or any part of its duties under this Agreement subject to the prior consent of Sun Life (U.S.). No other assignment of Sun Investment's duties under this Agreement is permitted.

                                    III

                                COMPENSATION

A.   GENERAL

     For performing administrative and marketing coordination services under this Agreement, Sun Investment will not be compensated by Sun Life (U.S.).

B.   CHANGES IN COMPENSATION

     Compensation payable under this Agreement may be increased to reflect any change in administrative or marketing coordination responsibilities.

C.   INDEBTEDNESS

     Nothing in this Agreement shall be construed as giving Sun Investment the right to incur any indebtedness on behalf of Sun Life (U.S.). However, Sun Life (U.S.) may offset amounts owed it under this Agreement against amounts payable under this Agreement for any reason; and Sun Investment may offset amounts owed by Sun Life (U.S.) under this Agreement against any amounts payable to Sun Life (U.S.) under this Agreement for any reason, provided that no such offset is permitted in connection with Plan premiums or purchase payments and Plan payments.

                                    IV

                              OTHER PROVISIONS

A.   PRODUCT DEVELOPMENT

     Sun Investment shall assist Sun Life (U.S.) in the design and development of life insurance and annuity products for distribution pursuant to the Distribution Agreements. This assistance shall include conducting market research studies as reasonably requested by Sun Life (U.S.), providing consulting services with respect to product design, and assisting in the development of sales training, sales promotional and advertising material relating to new insurance and annuity products. All such studies and materials are the property of Sun Life (U.S.).

B.   OWNERSHIP OF BUSINESS RECORDS

     Sun Life (U.S.) shall own all business records, including but not limited to Plan records, tax records, payment records, plan descriptions, appointment records, agents lists, files, memoranda and other records maintained by Sun Investment either on paper or in machine-readable form pertaining to the duties and responsibilities under this Agreement. Such records shall be delivered to Sun Life (U.S.) promptly upon reasonable request. Sun Investment will maintain all records and accounts in accordance with Sun Life (U.S.)'s standards or requirements, or otherwise, with generally accepted procedures as they apply to the accounting and insurance industry. At Sun Life (U.S.)'s request Sun Investment will make any such records available to Sun Life (U.S.)'s auditors or to any governmental authority having jurisdiction over Sun Life (U.S.).

C.   APPROVAL OF PRACTICES AND PROCEDURES

     Sun Life (U.S.) shall have the right to review and approve the standards, practices and procedures utilized by Sun Investment in fulfilling its obligations under the Agreement. Sun Life (U.S.) reserves the rights, from time to time, to prescribe rules and regulations respecting the conduct of the business covered hereby.

D.   COMPLAINTS

     1. Sun Investment shall immediately forward to Sun Life (U.S.) any information received by Sun Investment relating to any complaint relating to Sun Life (U.S.) or the Plans.

     2. In the case of complaints or inquiries relating to the Plans distributed pursuant to the Distribution Agreements, Sun Life (U.S.) may, at its option, request Sun Investment to investigate and/or respond to such complaints or inquiries. In such instances, Sun Investment shall promptly forward to Sun Life (U.S.) copies of all documents relating to such investigations and/or responses.

E.   LIMITATIONS ON AUTHORITY

     Sun Investment shall have authority only as expressly granted in this Agreement. No party to this Agreement shall enter into any proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party. Further, if any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.

V

GENERAL PROVISIONS

A.   WAIVER

          Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B.   BOND

          Sun Investment will maintain whatever fidelity bond may be required by Sun Life (U.S.), and such bond shall be of a type and amount and issued by a reputable company, all as approved by Sun Life (U.S.).

C.   BINDING EFFECT

          This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.

D.   INDEMNIFICATION

          Each party hereby agrees to release, indemnify and hold harmless the other party, its officers, directors, employees, agents, servants, predecessors or successors from any claims or liability to third parties arising out of the breach of this Agreement or arising out of the acts or omissions of a party to this Agreement not authorized by this Agreement.

E.   NOTICES

          All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as follows:

          TO SUN LIFE (U.S.)

               Sun Life Assurance Company of Canada (U.S.)
               One Sun Life Executive Park
               Wellesley Hills, Massachusetts 02181
               Attention: Secretary

          TO SUN INVESTMENT

               Sun Investment Services Co.
               One Sun Life Executive Park
               Wellesley Hills, Massachusetts 02181
               Attention: Secretary

F.   GOVERNING LAW

          This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

G.   COMPLIANCE

          All parties agree to observe and comply with the existing laws and rules or regulations of applicable local, state or federal regulatory authorities, and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which business described herein is to be transacted.

H.   TERMINATION

          This Agreement may be terminated by any of the parties upon two (2) months' prior written notice to the other party.

          Executed this        day of January, 1997.

                    SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

                    By ______________________________________________
                       Margaret Sears Mead, Secretary

                    SUN INVESTMENT SERVICES COMPANY

                    By ______________________________________________
                       Roy P. Creedon, Secretary

                                 EXHIBIT A

                              TYPES OF PLANS



-    Sun Life Corporate VUL-SM-
     (flexible premium variable universal life insurance policy)

                                EXHIBIT B

               CORPORATE MARKETS VARIABLE LIFE INSURANCE
                             SALES AGREEMENT

     AGREEMENT by and between SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.) ("the Company"), a Delaware corporation; Sun Investment Services Company ("Sun Investment"), a Delaware corporation, a broker-dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD");______________________________________________________
("Selling Broker-Dealer"), also a broker-dealer registered under the 1934 Act and a member of the NASD; and________________________________________________
("Producer") an insurance agency affiliate of Selling Broker-Dealer.


                           W I T N E S S E T H:

     WHEREAS, the Company issues certain life insurance contracts listed in Schedule A (the "Contracts"), which are registered under the Securities Act of 1933 (the "1933 Act"):

     WHEREAS, the Company has authorized Sun Investment to act as the general distributor and principal underwriter of the Contracts; and in that capacity to enter into agreements, subject to the consent of the Company, with Broker-Dealers and such Producers to act as Special COLI Producers for the distribution of the Contracts:

     WHEREAS, Sun Investment has agreed to assist in obtaining licenses, registrations and appointments to enable the registered representatives and sub-brokers of Producer to sell the Contracts, and participate at educational meetings to familiarize them with the provisions and features of the Contracts; and

     WHEREAS, Selling Broker-Dealer and Producer have been selected by Sun Investment to distribute the Contracts and Selling Broker-Dealer and Producer, in an insurance brokerage capacity, wish to participate in the distribution of the Contracts to their clients.

     NOW THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:


                               APPOINTMENT

     Subject to the terms and conditions of this Agreement, the Company and Sun Investment hereby appoint Selling Broker-Dealer and Producer to solicit applications for the Contracts.

     Selling Broker-Dealer and Producer jointly and severally accept such appointment and each agrees to use its best efforts to find purchasers for the Contracts acceptable to the Company.

                                     II.

                     AUTHORITY AND DUTIES OF PRODUCER

A.   Licensing and Appointment of Sub-brokers

     Producer is authorized to appoint sub-broker ("Sub-brokers") to solicit sales of the Contracts. Producer agrees to fulfill all requirements set forth in the General Letter of Recommendation attached as Schedule B hereto in conjunction with its submission of licensing and appointment papers for all Sub-brokers.

     Producer warrants that it and all of its Sub-brokers appointed pursuant to this Agreement shall not solicit nor aid, directly or indirectly, in the solicitation of any application for any Contract until fully licensed by the proper authorities under the applicable insurance laws within the applicable jurisdictions where Producer proposes to offer the Contracts, where the Company is authorized to conduct business and where the Contracts may be lawfully sold.

     Producer shall periodically provide the Company with a list of all Sub-brokers appointed by Producer and the jurisdictions where such Sub-brokers are licensed to solicit sales of the Contracts. The company shall periodically provide Producer with a list which shows; (i) the jurisdictions where the Company is authorized to do business; and (ii) any limitations on the availability of the Contracts in any of such jurisdictions.

     Producer shall prepare and transmit the appropriate appointment forms to the Company. Producer shall pay all fees to state insurance regulatory authorities in connection with obtaining necessary licenses and authorizations for Sub-brokers to solicit and sell the Contracts. The Company will pay appointment fees for Producer and resident appointment fees for Sub-brokers. Non-resident appointment fees for Sub-brokers will be paid by the Producer. The Company may refuse for any reason to apply for the appointment of a Sub-broker and may cancel any existing appointment at any time.

B.   Rejection of Sub-broker

     The Company or Sun Investment may refuse for any reason, by written notice to Producer to permit any Sub-broker the right to solicit applications for the sale of any of the Contracts. Upon receipt of such notice, Producer immediately shall cause such Sub-broker to cease such solicitations of sales and cancel the appointment of any Sub-broker under this agreement.

C.   Supervision of Sub-broker

     Producer, jointly with Selling Broker-Dealer, shall supervise all Sub-brokers appointed pursuant to this Agreement to solicit sales of the Contracts and bear responsibility for all acts and omissions of each Sub-broker. Producer shall comply with and exercise all responsibilities required by applicable federal and state law and regulations. Producer shall train and supervise its Sub-brokers to ensure that purchase of a Contract is recommended only to applicants where there are reasonable grounds to believe the purchase of the Contract is suitable for that applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a Sub-broker after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts and will keep the Contract in force for a sufficient period of time so that the Company's acquisition costs are amortized over a reasonable period of time.

     Nothing contained in this Agreement or otherwise shall be deemed to make any Sub-broker appointed by Producer an employee or agent of the Company or Sun Investment. Neither the Company nor Sun Investment shall have any responsibility for the training and supervision of any Sub-broker or any employee of Producer. If the act or omission of a Sub-broker or any employee of Producer is the proximate cause of claim, damage or liability (including reasonable attorneys' fees) to the Company or Sun Investment, Producer and Selling Broker-Dealer shall be responsible and liable, jointly and severally, therefor.


                                   III.

                AUTHORITY AND DUTIES OF SELLING BROKER-DEALER

     Selling Broker-Dealer agrees that it has the full legal responsibility for the training and supervision of all persons, including Sub-brokers of Producer, associated with Selling Broker-Dealer who are engaged directly or indirectly in the offer or sale of Contracts. All such persons shall be registered representatives of Selling Broker-Dealer and shall be subject to the control and supervision of Selling Broker-Dealer with respect to their securities regulated activities. Selling Broker-Dealer shall: (i) train and supervise Sub-brokers, in their capacity as registered representatives, in the sale of Contracts; (ii) use its best efforts to cause such Sub-brokers to qualify under applicable federal and state laws to engage in the sale of Contracts; (iii) provide the Company and Sun Investment to their satisfaction with evidence of Sub-brokers' qualifications to sell Contracts; (iv) notify the Company if any of such Sub-brokers ceases to be a registered representative of Selling Broker-Dealer; and (v) train and supervise Sub-brokers to ensure compliance with applicable federal and state securities laws, rules, regulations, statements of policy thereunder and with NASD rules. Selling Broker-Dealer, jointly with Producer, shall train and supervise Sub-brokers to ensure that purchase of a Contract is recommended only to applicants where there are reasonable grounds to believe the purchase of the Contract is suitable for that applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a Sub-broker after reasonable inquiry of such applicant concerning the applicant's other security holdings, financial situation and needs. Selling Broker-Dealer shall ensure that any offer of a Contract made by a Sub-broker will be made by means of a currently effective prospectus.

     The Company and Sun Investment shall not have any responsibility for the supervision of any registered representative or any employee or affiliate of Selling Broker-Dealer. If the act or omission of a registered representative or any employee or affiliate of Selling Broker-Dealer is the proximate cause of any claim, damage or liability (including reasonable attorney's fees) to the Company or Sun Investment, Selling Broker-Dealer and Producer shall be responsible and liable, jointly and severally, therefor.

     Selling Broker-Dealer at all times shall be duly registered as a broker-dealer under the 1934 Act, a member in good standing of the NASD and duly licensed in all states and jurisdictions where required to perform pursuant to this agreement. Selling Broker-Dealer shall fully comply with the requirements of the 1934 Act and all other applicable federal or state laws and with the rules of the NASD. Selling Broker-Dealer shall establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the Sub-brokers including ensuring compliance with the prospectus delivery requirements of the 1933 Act.


                                   IV.

                         AUTHORITY AND DUTIES OF
                   PRODUCER AND SELLING BROKER-DEALER

A.   Contracts

     The Contracts issued by the Company to which this Agreement applies are listed in Schedule A. This Schedule A may be amended from time to time by the Company. The Company, in its sole discretion, with prior or concurrent written notice to Selling Broker-Dealer and Producer, may suspend distribution of any Contract. The Company also has the right to amend any Contract at any time.

B.   Securing Applications

     Each application for a Contract shall be made on an application form provided by the Company and all payments collected by Selling Broker-Dealer, Producer or any registered representative and Sub-broker shall be remitted promptly in full, together with such application form and any other required documentation, directly to the Company at the address indicated on such application or to such other address as may be designated by the Company. All such payments and documents shall be the property of the Company. Selling Broker-Dealer and Producer shall review all such applications for completeness and for compliance with the conditions herein, including the suitability and prospectus delivery requirements set forth herein. Check or money order in payment of such Contracts should be made payable to the order of "Sun Life Assurance Company of Canada (U.S.)." All applications are subject to acceptance or rejection by the Company in its sole discretion.

C.   Receipt of Money

     All money payable in connection with any of the Contracts, whether as premium, purchase payment or otherwise and whether paid by or on behalf of any contract owner or anyone else having an interest in the Contracts, is the property of the Company and shall be transmitted immediately in accordance with the administrative procedures of the Company without any deduction or offset for any reason including, but not limited to, any deduction or offset for compensation claimed by Selling Broker-Dealer or Producer, unless there has been a prior written arrangement for net wire transmissions between the Company and Selling Broker-Dealer or Producer.

D.   Notice of Sub-broker's Noncompliance

     Selling Broker-Dealer shall immediately notify Sun Investment and Producer in the event a Sub-broker fails or refuses to submit to the supervision of Selling Broker-Dealer or Producer in accordance with this Agreement or any related agreement between Selling Broker-Dealer, Producer and Sub-broker or otherwise fails to meet the rules and standards imposed by Selling Broker-Dealer or its registered representatives or Producer or its Sub-brokers. Selling Broker-Dealer or Producer shall also immediately notify such Sub-broker that he or she is no longer authorized to sell the Contracts, and both Selling Broker-Dealer and Producer shall take whatever additional action may be necessary to terminate the sales activities of such Sub-broker relating to the Contracts.

E.   Sales Promotion, Advertising and Prospectuses

     No sales promotion materials, circulars, documents or any advertising relating to any of the Contracts shall be used by Selling Broker-Dealer, Producer or any Sub-brokers unless the specific item has been approved in writing by Sun Investment and the Company prior to use. Selling Broker-Dealer shall be provided, without any expense to Selling Broker-Dealer, with prospectuses relating to Contracts. Selling Broker-Dealer and Producer shall be provided with such other material as Sun Investment determines necessary or desirable for use in connection with sales of the Contracts. Nothing in these provisions shall prohibit Selling Broker-Dealer or Producer from advertising life insurance and annuities on a generic basis.

     Selling Broker-Dealer, Producer and Sub-brokers shall make no material representations relating to the Contracts, other than those contained in the relevant registration statement, as may be amended, or in sales promotion or other materials approved by the Company and Sun Investment as provided herein.

F.   Confidentiality

     The Company, Sun Investment, Selling Broker-Dealer and Producer shall keep confidential all information obtained pursuant to this Agreement, including, without limitation, names of the purchasers of the Contracts, and shall disclose such information, only if authorized to make such disclosure in writing, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

G.   Records

     Selling Broker-Dealer and Producer shall have the responsibility for maintaining the records of its Sub-brokers and representatives licensed, registered and otherwise qualified to sell the Contracts. Selling Broker-Dealer and Producer shall maintain such other records as are required of them by applicable laws and regulations. The books, accounts and records of Selling Broker-Dealer and Producer relating to the sale of the Contracts shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. Selling Broker-Dealer and Producer each agree to make the books and records relating to the sale of the Contracts available to the Company or Sun Investment upon their written request.

H.   Sub-Broker Agreements

     Before a Sub-broker is permitted by Producer and Selling Broker-Dealer to offer the Contracts, Sub-broker shall have entered into a written agreement with Producer and Selling Broker-Dealer pursuant to which (i) Sub-broker is appointed as a Sales representative of Producer and a registered representative of Selling Broker-Dealer; (ii) Sub-broker agrees that his or her selling activities relating to Contracts shall be under the supervision and control of Selling Broker-Dealer and Producer, and (iii) that Sub-brokers right to continue to sell such Contracts is subject to his or her continued compliance with such agreement and any procedures, rules or regulations implemented by Selling Broker-Dealer or Producer. At the request of the Company, a copy of each such written agreement shall be mailed to the Company.


                                     V.

                                COMPENSATION

A.   Commissions and Fees

     Commissions and fees payable to Selling Broker-Dealer, Producer or any Sub-broker in connection with the Contracts shall be paid by the Company through Sun Investment, as paying agent for the Company to Producer, or otherwise permitted by law or regulation. Producer shall pay Selling Broker-Dealer and Sub-broker. Sun Investment will provide Selling Broker-Dealer and Producer with a copy of its current Compensation Schedule(s), attached hereto as Schedule C. Unless otherwise provided in Schedule C. compensation will be paid as a percentage of premiums or purchase payments (collectively, "Payments") received and accepted by the Company on applications obtained by the various Sub-brokers appointed by Producer hereunder. Upon termination of this Agreement, all compensation to Selling Broker-Dealer and Producer hereunder shall cease. However, Producer shall be entitled to receive compensation for all new and additional premium payments which are in process at the time of termination, and shall continue to be liable for any charge-backs pursuant to the provisions of said Schedule C, or for any other amount advanced by or otherwise due the Company or Sun Investment hereunder. The Company reserves the right not to pay compensation on a Contract for which the premium is paid in whole or in part by the loan or surrender value of any other life insurance policy or annuity contract issued by the Company or any direct or indirect affiliated company.

     Sun Investment, at the direction of the Company, shall deduct any charge backs from compensation otherwise due Producer or Selling Broker-Dealer. If any amount to be deducted exceeds compensation otherwise due, Producer and/or Selling Broker-Dealer shall promptly pay back the amount of the excess following a written demand by Sun Investment or the Company. Producer and Selling Broker-Dealer are jointly and severally liable for such charge backs.

     The Company recognizes the Contract Owners' right on issued Contracts to terminate its agent of record status with Producer and/or change a Selling Broker-Dealer, provided that the Contract Owner notifies Sun Investment in writing. When a Contract Owner terminates its agent of record, no further service fees nor compensation on any payments due or received on any increases in face amount in the existing policy after termination, shall be payable to Producer or Selling Broker-Dealer in accordance with Schedule C after the notice of termination is received and accepted by Sun Investment. However, when a Contract Owner designates a new Selling Broker-Dealer other than those of record, compensation on any payments due or received on any increases in face amount in the existing Contract after the change, shall be payable to the new Selling Broker-Dealer in accordance with Schedule C in effect at the time of issuance of the Contract.

     A change of Selling Broker-Dealer request by a Contract Owner shall be honored by the Company only if there exists a valid similar Corporate Markets Variable Life Insurance Sales Agreement between the Company, Sun Investment and the new Selling Broker-Dealer and (1) the Contract Owner(s) requests in writing that the Sub-broker remains as representative of record, or (2) both the former and future Selling Broker-Dealers direct the Company and Sun Investment in a joint writing to transfer all policies and future compensation to the new Selling Broker-Dealer, or (3) the NASD approves and effects a bulk transfer of all representatives to a new Selling Broker-Dealer.

B.   Time of Payment

     Sun Investment will pay any commissions due Producer in accordance with Schedule C of this Agreement, as it may be amended from time to time.

C.   Amendment of Schedules

     Sun Investment may amend Schedule C upon at least ten (10) days' prior written notice to Selling Broker-Dealer and Producer. The submission of an application for the Contracts by Selling Broker-Dealer or Producer after the effective date of any such amendment shall constitute agreement to such amendment. Any such amendment shall apply to compensation due on applications received by the Company after the effective date of such notice.

D.   Prohibition Against Rebates

     The Company or Sun Investment may terminate this Agreement if Selling Broker-Dealer, Producer or any Sub-broker rebates, offers to rebate or withholds any part of any Payment on the Contracts. If Selling Broker-Dealer, Producer or any Sub-broker shall at any time induce or endeavor to induce any Owner of any Contract issued hereunder to discontinue payments or to relinquish any such Contract, except under circumstances where there is reasonable grounds for believing the Contract is not suitable for such person, any and all compensation due Producer hereunder shall cease and terminate.

E.   Indebtedness and Right of Set Off

     Nothing contained in this Agreement shall be construed as giving Selling Broker-Dealer or Producer the right to incur any indebtedness on behalf of the Company or Sun Investment. Selling Broker-Dealer and Producer hereby authorize Sun Investment and the Company to set off liabilities of Selling Broker-Dealer and Producer to the Company and Sun Investment against any and all amounts otherwise payable to Selling Broker-Dealer or Producer.


                                    VI.

                            GENERAL PROVISIONS

A.   Waiver

     Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B.   Limitations

     The Selling Broker-Dealer and Producer are independent contractors with respect to the Company and Sun Investment. No sub-broker is a party to this Agreement nor is any sub-broker entitled to claim the status of a third party beneficiary with respect to this Agreement. No party other than the Company and or Sun Investment, as the case may be, shall have the authority to: (i) make, alter or discharge any Contract issued by the Company; (ii) waive any forfeiture or extend the time of making any payments; (iii) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Company or Sun Investment; (iv) contract for the expenditure of funds of the Company or Sun Investment; (v) alter the forms which the Company prescribes, or substitute other forms in place of those prescribed by Sun Investment.

C.   Fidelity Bond and Other Liability Coverage

     Selling Broker-Dealer and Producer each represent that all directors, officers, agents, employees and brokers who are licensed pursuant to this Agreement as brokers for the Company for state insurance law purposes or who have access to funds of the Company, including but not limited to, funds submitted with applications for the Contracts are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement issued by a reputable bonding company. This bond shall be maintained by Selling Broker-Dealer or Producer at their expense and shall be, at a minimum, of the form, type and amount required under NASD Rules endorsed to extend coverage to transactions relating to the Contracts. The Company may require evidence satisfactory to it, that such coverage is in force and Selling Broker-Dealer or Producer, as the case may be, shall give prompt written notice to the Company of any notice of cancellation of the bond or change of coverage.

     Selling Broker-Dealer and Producer hereby assign any proceeds received from a fidelity bonding company, error and omissions or other liability coverage, to the Company or Sun Investment as their interest may appear, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, Selling Broker-Dealer or Producer shall promptly pay such amounts on demand. Selling Broker-Dealer and Producer hereby indemnify and hold harmless the Company and Sun Investment from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

D.   Binding Effect

     This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns provided that neither Selling Broker-Dealer nor Producer may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

E.   Regulations

     All parties agree to observe and comply with the existing laws and rule or regulations of applicable local, state, or federal regulatory authorities and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted.

F.   Indemnification

     The Company and Sun Investment agree to indemnify and hold harmless Selling Broker-Dealer and Producer, their officers, directors, agents and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Contracts filed pursuant to the 1933 Act, or any prospectus included as a part thereof, as from time to time amended and supplemented, or in any advertisement or sales literature approved in writing by the Company and Sun Investment pursuant to this Agreement.

     Selling Broker-Dealer and Producer agree to indemnify and hold harmless the Company and Sun Investment, their officers, directors, agents and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any oral or written misrepresentation by Selling Broker-Dealer or Producer or their officers, directors, employees or agents unless such misrepresentation is contained in the registration statement for the Contracts, any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature approved in writing by the Company and Sun Investment pursuant to this Agreement, (b) the failure of Selling Broker-Dealer or Producer or their officers, directors, employees or agents to comply with any applicable provisions of this Agreement or (c) claims by brokers or employees of Producer or Selling Broker-Dealer for payments of compensation or remuneration of any type. Selling Broker-Dealer and Producer will reimburse the Company or Sun Investment or any director, officer, agent or employee of either entity for any legal or other expenses reasonable incurred by the Company, Sun Investment, or such office, director, agent or employee in connection with investigating or defending any such loss, claims, damages, liability or action. This indemnity agreement will be in addition to any liability which Broker-Dealer may otherwise have.

G.   Notices

     All notices or communications shall be sent to the following address for the Company or Sun Investment, or to such other address as the Company or Sun Investment may request by giving written notice to the other parties:

     Sun Life Assurance Co. Of Canada (U.S.) Sun Investment Services Co.
     One Sun Life Executive Park, SC2145     One Sun Life Executive Park, SC2135
     Wellesley Hills, MA  02181              Wellesley Hills, MA  02181

     All notices or communications to the Selling Broker-Dealer or Producer shall be sent to the last address known to the Company for that party, or to such other address as Selling Broker-Dealer or Producer may request by giving written notice to the other parties.

H.   Governing Law

     This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

I.   Amendment of Agreement

     Sun Investment may amend this Agreement upon at least ten (10) days' prior written notice to Selling Broker-Dealer and Producer. The submission of an application for the Contracts by Selling Broker-Dealer or Producer after the effective date of any such amendment shall constitute agreement to such amendment.

J.   Producer as Broker-Dealer

     Selling Broker-Dealer and Producer shall not have the other entity's authority and shall not be responsible for the other entity's duties hereunder unless Selling Broker-Dealer and Producer are the same entity, subject to their acceptance of joint and several responsibility under this Agreement. If Selling Broker-Dealer and Producer are the same person or legal entity, such person or legal entity shall have the rights and obligations hereunder of both Selling Broker-Dealer and Producer and this Agreement shall be binding and enforceable by and against such person or legal entity in both capacities.

K.   Complaints and Investigations

     The Company, Sun Investment, Selling Broker-Dealer and Producer agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. The Company, Sun Investment, Selling Broker-Dealer and Producer further agree to cooperate fully in any securities regulatory investigation or proceeding with respect to the Company, Sun Investment, Selling Broker-Dealer and Producer, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:

     (a) Selling Broker-Dealer or Producer will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by the Company or Sun Investment with respect to Selling Broker-Dealer or Producer or any Sub-broker or which may affect the Company's issuance of any contracts sold under this Agreement; and

     (b) Selling Broker-Dealer and Producer will promptly notify the Company and Sun Investment of any customer complaint or notice of any regulatory investigation or proceeding received by Selling Broker-Dealer, Producer or their affiliates with respect to Selling Broker-Dealer, Producer or any Sub-broker in connection with any Contracts distributed under this Agreement or any activity in connection with any such policies.

     In the case of a substantive customer complaint, the Company, Sun Investment, Selling Broker-Dealer and Producer will cooperate in investigating such complaint and any response will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

L.   Termination

     This Agreement may be terminated, without cause, by any party upon thirty (30) days' prior written notice. This Agreement also may be terminated immediately if Sun Investment or Selling Broker-Dealer shall cease to be a registered Broker-Dealer under the 1934 Act or a member in good standing of the NASD, or if there occurs the dissolution, bankruptcy or insolvency of Selling Broker-Dealer or Producer. Sections V I, F and K shall survive termination of this Agreement.

     Upon termination of this Agreement, Selling Broker-Dealer and Producer shall each use their best efforts to have all property of the Company and Sun Investment in Selling Broker-Dealer, Producer or Sub-brokers' possession promptly returned to the Company or Sun Investment, as the case may be. Such property includes illustration software, prospectuses, applications and other literature supplied by the Company or Sun Investment.

M.   Exclusivity

     Selling Broker-Dealer and Producer each agree that no territory is assigned exclusively hereunder and that the Company and Sun Investment reserve the right in their discretion to establish one or more agencies in any jurisdiction in which Selling Broker-Dealer and Producer transact business hereunder.

     This Agreement shall be effective as of __________________________________.

Sun Life Assurance Company of Canada (U.S.)  __________________________________
                                                  (Selling Broker-Dealer)

By:___________________________________      By:________________________________
             (Signature)                                 (Signature)

Title: _______________________________      Title:_____________________________

Date:_________________________________      Date:______________________________

                                     13
Sun Investment Services Co.                    ________________________________
                                                         (Producer)

By:___________________________________      By:________________________________
             (Signature)                                 (Signature)

Title:________________________________      Title:_____________________________

Date:_________________________________      Date: _____________________________

______________________________________      ___________________________________
             (Producer)                                   (Producer)


By:___________________________________      By:________________________________
             (Signature)                                 (Signature)

Title:________________________________      Title:_____________________________

Date:_________________________________      Date: _____________________________